Exhibit 3.53

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

First: The name of the limited liability company is Outcome Sciences, LLC.

Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, Zip Code 19801.

The name of its Registered Agent at such address is The Corporation Trust Company.

Third: This Certificate of Formation shall be effective on January 1, 2015.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 23 day of December, 2014.

By:	/s/ James H. Erlinger III
Authorized Person

Name:	James H. Erlinger III
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